Exhibit (a)(8)

Edward K. Feeney
Executive Vice President

1050 Dearborn Drive
Columbus, OH 43085

T (614) 841 5764
F (614) 841 6723
E ed.feeney@emerson.com
October 15, 2009
To: The Valued Customers of LANDesk:
As you know, Emerson has agreed with Avocent to acquire all of Avocent. The transaction is still subject to regulatory approvals and successful completion of the tender offer and merger. Until all the process steps have been completed, we are operating as independent companies.
LANDesk is an important part of Avocent. LANDesk has some of the best customers and leading edge products in the industry. As a matter of fact, Emerson is a large user of LANDesk products!
We will continue to ensure LANDesk customers receive world class products, support and overall value from the investment that you have made.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
 THIS DOCUMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY WORDS SUCH AS “BELIEVES”, “EXPECTS”, “SHOULD”, “SEEKS”, “ESTIMATES”, “FUTURE” OR SIMILAR EXPRESSIONS THINGS, STRATEGY, GOALS, PLANS OR INTENTIONS. VARIOUS FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY IN THE FUTURE FROM THOSE REFLECTED IN FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT, AMONG OTHERS: (1) ECONOMIC AND CURRENCY CONDITIONS; (2) MARKET DEMAND; (3) PRICING; (4) COMPETITIVE AND TECHNOLOGICAL FACTORS; (5) THE RISK THAT THE TRANSACTION MAY NOT BE CONSUMMATED; (6) THE RISK THAT A REGULATORY APPROVAL THAT MAY BE REQUIRED FOR THE TRANSACTION IS NOT OBTAINED OR IS OBTAINED SUBJECT TO CONDITIONS THAT ARE NOT ANTICIPATED; (7) THE RISK THAT AVOCENT WILL NOT BE INTEGRATED SUCCESSFULLY INTO EMERSON; AND (8) THE RISK THAT REVENUE OPPORTUNITIES, COST SAVINGS AND OTHER ANTICIPATED SYNERGIES FROM THE TRANSACTION MAY NOT BE FULLY REALIZED OR MAY TAKE LONGER TO REALIZE THAN EXPECTED.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
 THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL AVOCENT COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY EMERSON WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON OCTOBER 15, 2009. THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY EMERSON WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE OFFER TO PURCHASE AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MORROW & CO., LLC, AT (800) 607-0088 (TOLL-FREE).